Exhibit 99.1

KIWIBOX.COM  integrates Facebook/Twitter Connector Feature to open its site to millions of new users.

NEW YORK, January 5, 2011 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB), has added new features to its initial login and Live Stream process. New users now have the option to easily signup with just a few mouse clicks using their existing Facebook account to become a Kiwibox member. This feature connects with the person’s Facebook Login, views his or her profile information, and quickly registers the person on Kiwibox. The new process eliminates the daunting task of having to register manually and then having  to respond to an email to sign in. Once registered the new member’s friends will be virally informed on the Facebook newsfeed. In the near future, new updates for Kiwibox existing mobile Applications for Android and iPhone will be available to complete this milestone in development.

Not only does linking Kiwibox.com with Facebook make signing up easier, it also allows new users to find friends from Facebook who are already Kiwibox members. Other newly incorporated features on Kiwibox.com include being able to send and receive updates from Facebook or Twitter right into the Kiwibox Live Stream. People can now be active on multiple sites with one click when posting through the Kiwibox Live Stream. Research shows that 52% of all worldwide news updates are posted through social networks. This feature places Kiwibox in the direct line of the users most focused activity and lets the members stay in touch with their friends independent of their social network choice.

Facebook has 573 million members worldwide, according to its own market research site InsideFacebook.com - Twitter has 150-200 million members who are following themes, news and status updates. Kiwibox has more than 3 million registered users with more than 0.7 million of these members being “active.” Being a trend-setting, interactive social network community, Kiwibox has a stronger social binding than dating-sites and therefore a larger impact on the users behavior.

Integrating the Kiwibox.com Live Stream with these other larger social networks gives  Kiwibox members  access to millions of other users, across multiple social networks. This interface creates a viral stream of information  – leading to increased Kiwibox growth. Already in the first days after integration, 50% of all new users activated this new feature to gain access to the Kiwibox website, giving credence to the potency of this viral marketing instrument feature.

About KIWIBOX.COM:

KIWIBOX.COM is a stand-alone social network community company whose shares are traded in the public stock market under the trading symbol "KIWB". KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new version 2.0, expanding its community to serve old teens & young adults to explore, connect and party. After a restructuring of the company in 2009 and 2010, a new website technology platform was integrated in 2010. Further developments include the integration of state-of-the-art mobile  technology which, in combination with traditional marketing efforts, are continuing  to  be integrated into our strategic plan in 2011 to increase membership and further enhance our position as a prominent website in the social networking world for young adults and old teens. In addition, Kiwibox is currently in a due diligence period with an international social network to increase its organic growth by acquisition.

With new ideas and exciting innovations Kiwibox continues to stay up to date and in the know about expanding into the ever evolving world of Social Media.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com